Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
As previously reported, Fleetwood Homes, Inc. (“Fleetwood Homes”), a subsidiary of Cavco Industries, Inc. (the “Company”), through its wholly-owned subsidiary, Palm Harbor Homes, Inc., a Delaware corporation (“Acquisition Co.”), entered into an agreement (the “Purchase Agreement”) with Palm Harbor Homes, Inc., a Florida corporation and certain of its subsidiaries (“Palm Harbor”) to purchase substantially all of the assets, and assume specified liabilities, of Palm Harbor, pursuant to an auction process under Section 363 of the U.S. Bankruptcy Code. The Company and Third Avenue Value Fund (“Third Avenue”) each owns 50% of Fleetwood Homes. See Notes 10, 11 and 12 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for additional information.
On April 23, 2011 (the “Acquisition Date”), Acquisition Co. completed the purchase of the Palm Harbor assets and the assumption of specified liabilities, except for the stock of Standard Casualty Co., pursuant to the Amended and Restated Asset Purchase Agreement dated March 1, 2011. The aggregate gross purchase price was $83.9 million and is exclusive of transaction costs and specified liabilities assumed and post-closing adjustments. Of the purchase price, (i) approximately $45.3 million was used to retire the debtor-in-possession loan previously made by Fleetwood Homes to Palm Harbor; and (ii) $13.4 million was deposited in escrow pending regulatory approval to transfer the stock of Standard Casualty Co. to Acquisition Co. The purchase price was funded by Fleetwood Homes’ cash on hand along with equal contributions from the Company and Third Avenue.
On June 7, 2011, regulatory approval of the acquisition of Standard Casualty Co. was received from the Texas Department of Insurance and on June 10, 2011, Acquisition Co. completed the purchase of Standard Casualty Co.
The following selected unaudited pro forma condensed combined financial information and explanatory notes, which we refer to as the pro forma financial statements, present the pro forma impact of the acquisition of Palm Harbor on Cavco’s historical financial position and results of operations. The transaction will be accounted for by applying the acquisition method of accounting under Accounting Standards Codification 805, Business Combinations (“ASC 805”), as outlined in the accompanying notes to the pro forma financial statements, which we refer to as the pro forma notes. In accordance with ASC 805, Fleetwood Homes was treated as the acquirer and the acquired assets and liabilities will be recorded at their estimated fair values as of the Acquisition Date.
The following unaudited pro forma condensed combined balance sheets at March 31, 2010 and December 31, 2010, which we refer to as the pro forma balance sheets, are presented on a basis to reflect the acquisition as if it had occurred on March 31, 2010 and December 31, 2010, respectively. The pro forma balance sheets have been prepared by combining the balance sheets of both Cavco and Palm Harbor at their respective balance sheet dates. The following unaudited pro forma condensed combined statements of operations, which we refer to as the pro forma statements of operations, for the nine months ended December 31, 2010 and the year ended March 31, 2010, are presented on a basis to reflect the acquisition transactions as if they had occurred on April 1, 2009. The pro forma statement of operations for the nine months ended December 31, 2010 was prepared by combining the statement of operations for Cavco for the nine months ended December 31, 2010 with the statement of operations for Palm Harbor for the nine months ended December 24, 2010 and then making pro forma adjustments. The pro forma statement of operations for the year ended March 31, 2010 was prepared by combining the statement of operations for Cavco for the year ended March 31, 2010 with the statement of operations for Palm Harbor for the year ended March 26, 2010 and then making pro forma adjustments. See Note 1 to the pro forma financial statements for additional information.
The pro forma financial statements should be read in conjunction with the pro forma notes. The pro forma financial statements and pro forma notes were based on, and should be read in conjunction with:
•	Cavco’s unaudited consolidated financial statements as of and for the nine months ended December 31, 2010 and the related notes in Cavco’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010;
•	Cavco’s historical audited consolidated financial statements as of and for the years ended March 31, 2010 and 2009, respectively, and the related notes included in Cavco’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010;

•	Palm Harbor’s historical consolidated financial statements as of and for the years ended March 26, 2010 and March 27, 2009 and the related notes filed as Exhibit 99.1 to Cavco’s Form 8-K/A filed with the SEC on July 8, 2011; and
•	Palm Harbor’s unaudited historical financial statements as of and for the nine months ended December 24, 2010 and December 25, 2009 and the related notes filed as Exhibit 99.2 to Cavco’s Form 8-K/A filed with the SEC on July 8, 2011.
For ease of reference, all pro forma statements use Cavco’s period-end date and no adjustments were made to Palm Harbor’s reported financial information for its different quarter and year-end dates.
Cavco’s and Palm Harbor’s historical consolidated financial information have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The pro forma financial statements do not reflect any revenue enhancements or any cost savings from operating efficiencies, synergies, overhead reductions or other restructurings that could result from the acquisition and combining of the companies. The pro forma financial statements also do not reflect any restructuring charges to be incurred in connection with the acquisition as they are not factually supportable at this time. In accordance with ASC 805, these costs will be expensed as incurred.
The acquisition accounting is dependent upon the completion of certain valuations and other studies for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information, and may be revised as additional information becomes available and as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting could occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.
The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the business combination. We present the pro forma financial statements for informational and illustrative purposes only as they do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Cavco would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

CAVCO UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2010
(Dollars in thousands)

	Historical	Historical	Pro Forma	Pro Forma
	Cavco	Palm Harbor	Adjustments	Combined
Assets
Cash and cash equivalents	$49,162	$13,721	$(35,843)	$27,040
Restricted cash	213	14,710		14,923
Investments	—	15,642		15,642
Accounts receivable	4,457	13,798	(4,418)	13,837
Consumer loans receivable, net	—	163,445	(33,592)	129,853
Inventory finance notes receivable, net	18,413	—		18,413
Inventories	16,804	53,634	(10,147)	60,291
Assets held for sale	—	5,788	2,826	8,614
Prepaid expenses and other assets	6,604	9,213		15,817
Property, plant and equipment, net	37,031	23,817	(3,494)	57,354
Debtor-in-possession note receivable	38,516	—	(38,516)	—
Deferred income taxes	5,223	—	13,554	18,777
Goodwill and other intangibles, net	68,872	—	13,224	82,096

Total assets	$245,295	$313,768		$462,657

Liabilities and Stockholders’ Equity
Liabilities not subject to compromise:
Accounts payable	$2,318	$10,342	$(2,936)	$9,724
Accrued liabilities	25,972	14,820	3,176	43,968
Construction lending line	—	2,968		2,968
Securitized financings	—	110,533	(4,265)	106,268
Virgo debt, net	—	19,093	(19,093)	—
Debtor-in-possession financing	—	40,430	(40,430)	—
Noncontrolling interest note payable	14,000	—	(14,000)	—
Deferred income taxes	18,412	—	3,057	21,469

Total liabilities not subject to compromise	60,702	198,186		184,397

Pre-petition accounts payable	—	19,891	(19,891)	—
Accrued expenses and other liabilities	—	13,785	(13,785)	—
Convertible senior notes, net	—	51,918	(51,918)	—

Total liabilities subject to compromise	—	85,594		—

Redeemable noncontrolling interest	35,695	—	36,000	71,695

Total stockholders’ equity	148,898	29,988	27,679	206,565

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$245,295	$313,768		$462,657

CAVCO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2010
(Dollars in thousands, except per share amounts)

	Historical	Historical	Pro Forma	Combined
	Cavco	Palm Harbor	Adjustments	Pro Forma

Net sales	$133,005	$206,059	$(4,329)	$334,735
Cost of sales	114,042	161,022	(4,056)	271,008

Gross profit	18,963	45,037	(273)	63,727
Selling, general and administrative expenses	16,000	62,738	(10,777)	67,961

Income (loss) from operations	2,963	(17,701)	10,504	(4,234)
Interest expense	—	(11,977)	6,641	(5,336)
Other income	957	2,547	(199)	3,305

Income (loss) before reorganization items and income taxes	3,920	(27,131)	16,946	(6,265)
Reorganization items	—	(2,522)	2,522	—

Income (loss) before income taxes	3,920	(29,653)	19,468	(6,265)
Income tax (expense) benefit	(1,581)	(261)	4,083	2,241

Net income (loss)	2,339	(27,392)	21,029	(4,024)
Less: net income (loss) attributable to noncontrolling interest	1,117	—	(3,182)	(2,065)

Net income (loss) attributable to Cavco/Palm Harbor common stockholders	$1,222	$(27,392)	$24,211	$(1,960)

Net income (loss) per share attributable to Cavco/Palm Harbor common stockholders:
Basic	$0.19	$(1.19)		$(0.30)

Diluted	$0.18	$(1.19)		$(0.30)

Weighted average shares outstanding:
Basic	6,578,732	22,975,000		6,578,732

Diluted	6,860,385	22,975,000		6,578,732

CAVCO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2010
(Dollars in thousands, except per share amounts)

	Historical	Historical	Pro Forma	Combined
	Cavco	Palm Harbor	Adjustments	Pro Forma

Net sales	$115,612	$298,371	$(71,442)	$342,541
Cost of sales	104,915	234,664	(60,553)	279,026

Gross profit	10,697	63,707	(10,889)	63,515
Selling, general and administrative expenses	16,718	100,209	(33,919)	83,008

Loss from operations	(6,021)	(36,502)	23,030	(19,493)
Interest expense		(17,533)	10,572	(6,961)
Other income	222	2,944	(413)	2,753

(Loss) income before income taxes	(5,799)	(51,091)	33,189	(23,701)
Income tax benefit (expense)	2,006	(41)	6,675	8,640

Net (loss) income	(3,793)	(51,132)	39,864	(15,061)
Less: net loss attributable to noncontrolling interest	(422)	—	(5,634)	(6,056)

Net (loss) income attributable to Cavco/Palm Harbor common stockholders	$(3,371)	$(51,132)	$45,498	$(9,005)

Net loss per share attributable to Cavco/Palm Harbor common stockholders:
Basic	$(0.52)	$(2.23)		$(1.38)

Diluted	$(0.52)	$(2.23)		$(1.38)

Weighted average shares outstanding:
Basic	6,516,572	22,888,000		6,516,572

Diluted	6,516,572	22,888,000		6,516,572

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(Dollars in thousands, except per share amounts)
1. Description of the Acquisition
As previously reported, Fleetwood Homes, Inc. (“Fleetwood Homes”), a subsidiary of Cavco Industries, Inc. (the “Company”), through its wholly-owned subsidiary, Palm Harbor Homes, Inc., a Delaware corporation (“Acquisition Co.”), entered into an agreement (the “Purchase Agreement”) with Palm Harbor Homes, Inc., a Florida corporation and certain of its subsidiaries (“Palm Harbor”) to purchase substantially all of the assets, and assume specified liabilities, of Palm Harbor, pursuant to an auction process under Section 363 of the U.S. Bankruptcy Code. On March 1, 2011, Acquisition Co. was selected as the successful bidder in the court auction. The transaction was approved and a sale order entered by the U.S. Bankruptcy Court on March 4, 2011. The Company and Third Avenue Value Fund (“Third Avenue”) each owns 50% of Fleetwood Homes. See Notes 10, 11 and 12 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for additional information.
Acquisition Co. completed the purchase of the Palm Harbor assets and the assumption of specified liabilities, except for the stock of Standard Casualty Co., pursuant to the Amended and Restated Asset Purchase Agreement dated March 1, 2011. The effective date of the transaction was April 23, 2011 (the “Acquisition Date”). The aggregate gross purchase price was $83,900 and is exclusive of transaction costs, specified liabilities assumed and post-closing adjustments. Of the purchase price, (i) approximately $45,301 was used to retire the debtor-in-possession loan previously made by Fleetwood Homes to Palm Harbor; and (ii) $13,400 was deposited in escrow pending regulatory approval to transfer the stock of Standard Casualty Co. to Acquisition Co. The purchase price was funded by Fleetwood Homes’ cash on hand, along with equal contributions of $36,000 each from the Company and Third Avenue (see Note 12).
On June 7, 2011, regulatory approval of the acquisition of Standard Casualty Co. was received from the Texas Department of Insurance and on June 10, 2011 (the “SCC Acquisition Date”), Acquisition Co. completed the purchase of Standard Casualty Co.
Acquisition Co. acquired five operating manufactured housing production facilities, idled factories in nine locations, 49 operating retail locations, one office building, real estate, all related equipment, accounts receivable, customer deposits, inventory, certain trademarks and trade names, intellectual property, and specified contracts and leases. In addition, Acquisition Co. purchased all of the outstanding shares of CountryPlace Acceptance Corp., CountryPlace Mortgage, Ltd. and their wholly-owned finance subsidiaries. Acquisition Co. also acquired all of the outstanding shares of Standard Casualty Co., Standard Insurance Agency, Inc. and its wholly-owned insurance agency subsidiary. Further, Acquisition Co. assumed certain liabilities of Palm Harbor, including primarily debt facilities of the finance subsidiaries and certain warranty obligations.
The foregoing descriptions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 29, 2010.
The purchase of the Palm Harbor assets provides further geographic expansion, increased home distribution, and entry into financial and insurance businesses specific to the Company’s industry. The Company believes it will have the opportunity to achieve business synergies and cost reductions by eliminating redundant processes and overhead.
2. Basis of Presentation
The unaudited pro forma condensed combined financial information and explanatory notes were prepared using the acquisition method of accounting and were based on the historical financial statements of Cavco and Palm Harbor. For ease of reference, all pro forma statements use Cavco’s period-end date and no adjustments were made to Palm Harbor’s reported information for its different quarter-end date. Certain reclassifications have been made to the historical financial statements of Palm Harbor to conform with Cavco’s presentation, primarily related to revenue recognition in the retail sales process, resulting in the reclassification of net sales and cost of sales among periods, and reclassification of certain amounts between accounts receivable and inventory. Retail sales for Company locations are recognized when funding is reasonably assured, the customer has entered into a legally binding sales contract, title has transferred and the home is accepted by the customer, delivered and permanently located at the customer’s site.

The pro forma financial statements present the pro forma impact of the acquisition of Palm Harbor on Cavco’s historical financial position and results of operations. The transaction will be accounted for by applying the acquisition method of accounting under Accounting Standards Codification 805, Business Combinations. In accordance with ASC 805, Fleetwood Homes was treated as the acquirer and the acquired assets and liabilities will be recorded at their estimated fair values as of the Acquisition Date, except for the assets and liabilities of Standard Casualty Co., which were recorded at their estimated fair values as of the SCC Acquisition Date.
Fair value is defined under existing U.S. GAAP standards as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Cavco may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Cavco’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
Acquisition-related transaction costs (i.e., advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs were incurred. During the fiscal year ended March 31, 2011, the Company recognized $272 of acquisition related costs that were expensed as incurred. These costs were recognized in selling, general and administrative expenses. We anticipate additional acquisition-related costs in the fiscal year ended March 31, 2012 related to the Palm Harbor transaction.
The unaudited pro forma condensed combined financial information was prepared under existing U.S. GAAP standards, which are subject to change and interpretation.
3. Accounting Policies
As a result of the continuing review of Palm Harbor’s accounting policies, Cavco may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.
4. Consideration Transferred
The following table details the acquisition-date fair value of the consideration transferred to acquire Palm Harbor (in thousands), of which $74,459 was in cash:

Acquisition Date
Fair Value

Cash advanced to Palm Harbor under DIP financing, credited to purchase	$44,117
Paid-in-kind interest on DIP financing, credited to purchase price	1,184
Additional cash consideration transferred at closing	30,342
Amounts credited at closing	8,257

Total consideration transferred	$83,900

5. Recording of Assets Acquired and Liabilities Assumed
The acquisition has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The following table summarizes the provisional amounts recognized for assets acquired and liabilities assumed as of the Acquisition Date. Assets and liabilities of Standard Casualty Co. have also been included in the following table at their fair values as of the SCC Acquisition Date. Certain estimated values are not yet finalized (see below) and are subject to change, which could be significant. The allocation of the purchase price is still preliminary due to the short duration since the Acquisition Date and the SCC Acquisition Date and will be finalized upon completion of the analysis of the fair values of Palm Harbor’s assets and specified liabilities. We expect to finalize these amounts as soon as possible but no later than one year from the Acquisition Date.
The following table summarizes the provisional estimated fair values of the assets acquired and liabilities assumed at the acquisition dates (in thousands):

Acquisition Date
Fair Value

Cash and cash equivalents of the finance subsidiaries	$6,395
Restricted cash	5,924
Investments	16,637
Accounts receivable	3,960
Inventories	42,034
Prepaid expenses and other assets	5,863
Property, plant and equipment	14,160
Assets held for sale	8,360
Consumer loans receivable	126,030
Deferred income tax assets	13,744
Intangible assets	13,224

Total identifiable assets acquired	$256,331

Accounts payable of the finance subsidiaries	$(2,746)
Accrued liabilities	(26,390)
Construction lending line	(3,974)
Securitized financings	(101,786)
Debt of the finance subsidiaries	(19,662)
Deferred income tax liabilities	(3,518)

Total liabilities assumed	(158,076)

Net identifiable assets acquired	98,255
Bargain purchase recognized	(14,355)

Net assets acquired	$83,900

The fair value of accounts receivables acquired is $3,960, with the gross contractual amount being $4,342. The Company determined that $382 would be uncollectible.
Of the $13,224 of acquired intangible assets, $5,450 was assigned to trademarks and trade names and $1,100 was assigned to state insurance licenses, which are considered indefinite lived intangible assets and are not subject to amortization and $6,674 was assigned to customer-related intangibles, technology and insurance policies and renewal rights, subject to a weighted-average useful life of approximately 6 years.
In connection with the acquisition of Palm Harbor, subsequent to Cavco’s fiscal year ended March 31, 2011, approximately $30,342 was transferred at closing of the Palm Harbor transaction on April 23, 2011 and $19,443 was used to retire a certain debt obligation of the Company’s new subsidiary, CountryPlace Acceptance Corp., on May 10, 2011 (including payoff of the loan, prepayment penalty and related legal fees).

During the fiscal year ended March 31, 2011, the Company recognized $272 of acquisition related costs that were expensed as incurred. These costs were recognized in selling, general and administrative expenses on the Consolidated Statement of Operations. We anticipate additional acquisition-related costs in the fiscal year ended March 31, 2012 related to the purchase of the Palm Harbor assets.
Because the Company purchased Palm Harbor out of bankruptcy, the fair value of identifiable assets acquired and specified liabilities assumed exceeded the fair value of the consideration transferred. In accordance with ASC 805, the Company consequently reassessed the recognition and measurement of identifiable assets acquired and specified liabilities assumed and concluded that the valuation procedures and resulting measures were appropriate. As a result, the Company will recognize a gain of $14,725 in its consolidated statements of operations as of the Acquisition Date.
The recorded amounts are provisional and subject to change primarily as follows:
•	Amounts for inventory and property and equipment are pending completion of certain confirmation of physical existence and condition.
•	Amounts for intangibles, investments, property held for sale, consumer loans receivable, securitized financing obligation, deferred income taxes and accrued liabilities are pending finalization of valuation efforts.
A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact results of operations.
6. Pro Forma Adjustments
This note should be read in conjunction with Note 1. Description of the Acquisition; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Recording of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:
Balance sheet reclassifications and pro forma adjustments:
•	Reclassification of amounts to conform to Cavco’s accounting policies for revenue recognition on retail sales, resulting in the reclassification of accounts receivable to inventory, prepaid assets and customer deposits. These revenue recognition adjustments resulted in a decrease in accounts receivable of $4,418 and an increase in inventory of $3,359 at December 31, 2010. Accrued liabilities for customer deposits increased by $1,849 at December 31, 2010.
•	Reclassification of fixed asset amounts to held for sale for the idle Tempe, Arizona facility and Buda, Texas facility. The adjustments resulted in a decrease in property, plant and equipment and a corresponding increase in assets held for sale of $2,054 at December 31, 2010.
•	Elimination of $1,050 from assets held for sale for the LaGrange, Georgia facility that was not included among the assets purchased and was sold by Palm Harbor prior to the acquisition.
•	Elimination of Palm Harbor’s historical Senior Convertible Notes certain accounts payable, and certain accrued liabilities discharged in bankruptcy, a floor plan note payable settled prior to the bankruptcy and a credit agreement that has been terminated and will not be a part of the Company’s capitalization going forward (Virgo debt).
•	Elimination of the debtor-in-possession (DIP) financing debt (on Palm Harbor’s books) and DIP receivable (on Cavco’s books) and recognition of the DIP financing credited to the purchase price.
•	Recognition of the equal contribution received from the holder of the redeemable noncontrolling interest, Third Avenue, and conversion of the Fleetwood Homes convertible note payable which occurred in conjunction with the acquisition to fund the remaining purchase price.
•	Recording the fair value of assets acquired and specified liabilities assumed.

Statements of operations reclassifications and pro forma adjustments:
•	Reclassification of amounts to conform to Cavco’s accounting policies resulting in no impact to net income/(loss) (grossed up both net sales and cost of sales by $12,040 for the nine months ended December 31, 2010, and $16,733 in fiscal year 2010, respectively, and decreased SG&A and increased cost of sales by $1,826 and $3,889, respectively).
•	Reclassification of amounts to conform to Cavco’s accounting policies for revenue recognition in the retail sales process, resulting in the reclassification of net sales and cost of sales among periods. These revenue recognition adjustments resulted in an increase in net sales and cost of sales for the nine months ended December 31, 2010 of $8,634 and $6,157, respectively, net of adjustment for amounts deferred to the fourth quarter of fiscal year 2011 under Cavco’s revenue recognition policy. For fiscal year 2010, the revenue recognition pro forma adjustment resulted in a net decrease in net sales and cost of sales of $4,705 and $4,227, respectively.
•	Elimination of Palm Harbor’s historical interest expense related to Senior Convertible Notes discharged in bankruptcy, a note payable settled prior to the bankruptcy and a credit agreement that has been terminated and will not be a part of the Company’s capitalization going forward ($6,670 in the nine months ended December 31, 2010, and $10,572 in fiscal years 2010).
•	Elimination of $2,522 of costs incurred and $97 of interest income in the nine months ended December 31, 2010, which are directly attributable to the bankruptcy and subsequent acquisition, and which do not have a continuing impact on the combined company’s operating results. Included in these costs are advisory, legal and regulatory costs incurred by both legacy Cavco and legacy Palm Harbor income and costs related to the debtor-in-possession financing that has been terminated.
•	Additional amortization expense (approximately $991 for the nine months ended December 31, 2010 and $1,322 in fiscal year 2010) related to the fair value of identifiable intangible assets acquired.
•	Reduction in depreciation expense (approximately $1,456 in the nine months ended December 31, 2010 and $2,986 in fiscal year 2010, respectively) related to the fair value adjustment to property, plant and equipment acquired.
•	Elimination of operating activities related to closed manufacturing facilities and retail locations that (i) were not purchased in the transaction or (ii) are held for sale as of the Date of Acquisition. The amounts eliminated included sales of $25,034, cost of sales of $23,474, and SG&A of $8,726 for the nine months ended December 31, 2010. For fiscal year 2010, the amounts eliminated were sales of $80,789, cost of sales of $75,727, and SG&A of $26,691.
In addition, all of the above adjustments were adjusted for the applicable income tax impact.
7. Forward-looking Statements
These Unaudited Pro Forma Condensed Combined Financial Statements may be deemed to be forward-looking statements, within the meaning of the United States Private Securities Litigation Reform Act of 1995, and as “forward-looking statements” is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions.
All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences to occur include, but are not limited to, those discussed under Item 1A, “Risk Factors,” and elsewhere in Cavco’s 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2011. We expressly disclaim any obligation to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise. For all of these reasons, you are cautioned not to place undue reliance on any forward-looking statements included in these Unaudited Pro Forma Condensed Combined Financial Statements.